DAN MADDEN TO JOIN ELLIE MAE AS EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER

PLEASANTON, Calif. - November 28, 2018 - Ellie Mae® (NYSE:ELLI), the leading cloud-based platform provider for the mortgage finance industry, announced today that Dan Madden will join the organization as executive vice president and Chief Financial Officer (CFO) on December 20, 2018, reporting to Jonathan Corr, Ellie Mae’s President and CEO.

Dan currently serves as Chief Financial Officer for Revel Systems, a cloud-based POS platform, where he leads the growing organization’s finance team. Prior to joining Revel, Dan was the Chief Financial Officer at Cepheid, a publicly traded leading molecular diagnostics company, and VP Finance & Corporate Controller at Symmetricom, where he led the company’s finance, accounting, and investor relations functions. Previously, Dan held financial leadership positions at Sonic Solutions, Advanced Fibre Communications, and McKesson. Dan began his career with Ernst & Young and holds a bachelor of science in Business Administration from California State University, Sacramento.

“Ellie Mae is leading the industry as we drive toward our mission of providing the true digital mortgage to lenders of all sizes,” said Jonathan Corr, president and CEO, Ellie Mae. “Dan’s extensive financial, operational and strategic experience coupled with his knowledge of technology and SaaS businesses will be a huge asset to Ellie Mae as we continue to grow. We look forward to having Dan’s leadership and expertise on our team.”

“I am excited to join Ellie Mae at such a pivotal time for the company,” said Madden. “Ellie Mae has been an industry leader for two decades and I’m thrilled to join the seasoned team as we continue on the path together toward transforming the mortgage industry.”

Ellie Mae’s digital mortgage solution enables banks, credit unions and mortgage lenders to originate more loans, lower origination costs and reduce the time to close, all while ensuring the highest levels of compliance, quality and efficiency. Ellie Mae serves over 2,500 lenders and mortgage brokers who originate approximately 35 percent of all residential mortgages and more than 26 million transactions per month. Ellie Mae was recognized as a 2017 Bay Area Best Place to Work by the San Francisco Business Times and Silicon Valley Business Journal and was honored with a Glassdoor Employees’ Choice Award, recognizing the company as a best place to work in 2018. Additionally, the company was recognized as one of Fortune’s 100 Fastest Growing Companies in 2017 and has been a Deloitte Technology Fast 500 award winner for six consecutive years.

About Ellie Mae
Ellie Mae (NYSE:ELLI) is the leading cloud-based platform provider for the mortgage finance industry. Ellie Mae’s technology solutions enable lenders to originate more loans, lower origination costs, and reduce the time to close, all while ensuring the highest levels of compliance, quality and efficiency. Visit EllieMae.com or call (877)355-4362 to learn more.

PRESS CONTACTS
Erica Harvill
Ellie Mae, Inc.
(925) 227-5913
Erica.Harvill@elliemae.com

Caitlin Coffee
Allison+Partners
(312) 635-8204
EllieMae@allisonpr.com

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